Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

We consent to the use of our reports dated July 20, 2012, with respect to the financial statements of Western Asset Institutional Government Reserves and Western Asset Institutional AMT Free Municipal Money Market Fund, each a series of Legg Mason Partners Institutional Trust, as of May 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

September 21, 2012